Exhibit 15.2

Our refFCT/791029-000002/29127474v2

ZKH Group Limited

4th Floor, Harbour Place

103 South Church Street, PO Box 10240

Grand Cayman KY1-1002

Cayman Islands

19 April 2024

Dear Sirs,

ZKH Group Limited

We have acted as legal advisers as to the laws of the Cayman Islands to ZKH Group Limited (the “Company”), an exempted company with limited liability incorporated in the Cayman Islands, in connection with the filing by the Company with the United States Securities and Exchange Commission of its annual report on Form 20-F for the fiscal year ended 31 December 2023 (the “Annual Report”).

We hereby consent to the filing of this opinion as an exhibit to the Annual Report and to the reference to our name in the Annual Report, and further consent to the incorporation by reference of the summary of our opinions in the Annual Report into the registration statement on Form S-8 (No. 333-278453) filed on 2 April 2024 pertaining to the Company’s Amended and Restated 2022 Stock Incentive Plan. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours faithfully,

/s/ Maples and Calder (Hong Kong) LLP